Exhibit (h)(2)

ETF Agency Services Agreement – March 2010 version

AGENCY SERVICES AGREEMENT

THIS AGENCY SERVICES AGREEMENT made as of the made as of the ___ day of ____________,  2010 by and between FOCUSSHARES TRUST, a Delaware trust and a registered investment company under the Investment Company Act of 1940, whose principal place of business is at 210 Summit Avenue, Suite C11, Montvale, NJ 07645 (the “Trust") and JPMORGAN CHASE BANK, N.A. a national banking association with a place of business at 4 New York Plaza, New York, New York 10004 (“Bank”).

PREMISE

Bank, in its capacity as custodian of the Trust has been engaged to provide U.S. domestic custody services to the Trust and its various portfolios pursuant to the terms of a Domestic Custody Agreement dated as __________, 2010 (the “Custody Agreement”).  The Trust intends to issue in respect of its portfolios listed on Exhibit A hereto (each a “Fund” or an “ETF Series”) an exchange-traded class of shares known as "ETF1 Shares” for each ETF Series.  The ETF Shares shall be issued in bundles called “Creation Units.”  The Trust, on behalf of the ETF Series, shall issue and redeem ETF Shares of each ETF Series only in Creation Units principally in kind for portfolio securities of the particular ETF Series (“Deposit Securities”), as more fully described in the current prospectus and statement of additional information of the Trust, included in its registration statement on Form N-1A, Securities Act File No. 333-146327, Investment Company Act File No. 811-22128 (“Registration Statement”) and as authorized under the Order of Exemption dated November 27, 2007 of the Securities and Exchange Commission, Investment Company Act Release No. 28066 (“Order of Exemption”).  Only brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with the Distributor, acting on behalf of the Trust, shall be authorized to issue and redeem ETF Shares in Creation Units from the Trust.  The Trust wishes to engage Bank to perform certain services on behalf of the Trust with respect to the issuance and redemption of ETF Shares, as the Trust’s agent, namely: to provide transfer agent services for ETF Shares of each ETF Series; to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation) with respect to the settlement of trade orders with Authorized Participants; and to provide custody services under the terms of the Custody Agreement, as supplemented hereby, for the settlement of issuances of Creation Units against Deposit Securities that shall be delivered by Authorized Participants in exchange for ETF Shares and the redemption of ETF Shares in Creation Unit size against the delivery of Redemption Securities of each ETF Series.

1  “ETF” is being shown in this document until the Trust has identified a tradename for its exchange traded fund product.

ETF Agency Services Agreement – March 2010 version

NOW THEREFORE, in consideration of the premise and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Trust and Bank agree as follows:

1.           DEFINITIONS.  The following terms as used in this Agreement shall have the meanings as set forth below:

Agreement:  means this Agency Services Agreement.

Authorized Participant:  a broker or dealer that is a DTC member and that has executed an Authorized Participant Agreement with the Distributor for the issuance and redemption of Creation Units.

Authorized Participant Agreement:  the agreement between the Distributor, on behalf of the Trust, and a broker or dealer that is a DTC member governing the issuance and redemption of Creation Units.

Authorized Person: means any person who has been designated by written notice from the Trust (or by any agent designated by the Trust, including, without limitation, an investment manager), to act on behalf of Trust hereunder.  Such persons will continue to be Authorized Persons until such time as Bank receives Instructions from the Trust (or its agent) that any such person is no longer an Authorized Person.

Balancing Amount:  means an amount of cash equal to the difference between the net asset value of a Creation Unit and the market value of the Deposit Securities (in the case of an issuance) or the market value of the Redemption Securities (in the case of a redemption).  For issuances of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable to the ETF Series by the Authorized Participant and if the Balancing Amount is a negative number, then it will be an amount that is payable by the ETF Series to the Authorized Participant.  For redemptions of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable by the ETF Series to the Authorized Participant and if the Balancing Amount is a negative number, then it will be an amount that is payable to the ETF Series by the Authorized Participant.

Bank:  as the context requires means JPMorgan Chase Bank, N.A. in its capacity as Transfer Agent, Index Receipt Agent or Custodian for the Trust.

Bank Indemnitee means the Bank and its nominees, directors, officers, employees and agents.

Cash Component:  means an amount of cash consisting of the Balancing Amount and a Transaction Fee.

Clearing Process:  means CNS, the NSCC clearing and settlement process for the issuance and redemption of Creation Units for securities in kind.

ETF Agency Services Agreement – March 2010 version

CNS:  means the Continuous Net Settlement System of NSCC.

Creation Deposit:  means the consideration for the issuance of a Creation Unit consisting of Deposit Securities and the Balancing Amount.

Creation Unit: means a large block of a specified number of ETF Shares at a given net asset value that makes up one unit of the ETF Series, as specified in the ETF Series’ prospectus.  A Creation Unit is the minimum number of ETF Shares that may be created or redeemed at any one time.

Custodian:  means Bank acting in the capacity as securities custodian for the Trust.

Custody Agreement:  means the custody agreement entitled “Domestic Custody Agreement” between the Trust and Bank and dated ________, 2010 as it may be amended.

Deposit Securities:  means the designated basket of securities that must be tendered to an ETF Series by an Authorized Participant to issue one or more Creation Units of that Fund's ETF Shares.

Distributor:  means the party identified as distributor in the Trust prospectus, that signs the Authorized Participant Agreement on behalf of the Trust.

DTC:  means The Depository Trust Company, a limited purpose trust company organized under the law of the State of New York.

DTC Participant:  means a “participant” as such term is defined in the rules of DTC.

DTC Participant Account:  means an “account” as such term is defined in the rules of DTC.

ETF Series:  means the series of the Trust that are listed on Exhibit A hereto, as amended from time to time.

ETF Shares:  means the shares of each ETF Series.

Fund Administrator:  means J.P.Morgan Investors Services Co. or such other entity appointed to provide fund administration services to the Funds, as notified by the Trust to Bank in writing.

Index Receipt Agent:  means Bank acting in the capacity as “index receipt agent,” as such term is defined in the rules of NSCC, for the Trust.

Instructions: means instructions to the Bank which: (i) contain all necessary information required by Bank to enable Bank to carry out the Instructions; (ii) are received by Bank in accordance with the prevailing Security Procedures; and (iii) Bank believes in good faith have been given by an Authorized Person or are transmitted with proper testing or authentication pursuant to terms and conditions which Bank may specify.

ETF Agency Services Agreement – March 2010 version

Investment Adviser: means any person or entity appointed as investment adviser or manager of any of the Funds, in accordance with the Registration Statement.

Liabilities: means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

NSCC:  National Securities Clearing Corporation, a clearing agency that is registered with the SEC.

Outside the Clearing Process:  means processing issuance and redemption orders concerning Creation Units and Deposit Securities and Redemption Securities for settlement exclusively through DTC or, when the settlement is not DTC eligible, as a window delivery to the offices of the Custodian.

Redemption Securities:  means the designated basket of securities provided by the Trust to an Authorized Participant redeeming a Creation Unit.  On any given day, the Redemption Securities may or may not be identical to the Deposit Securities.

SEC: means the Securities and Exchange Commission

Security Procedure: means any security procedure to be followed by Trust upon the issuance of an Instruction and/or by Bank upon the receipt of an Instruction, so as to enable Bank to verify that such Instruction is authorized, as set forth in operating procedures documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties.  A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption or telephone call backs and may be updated by Bank from time to time upon notice to the Trust. Trust acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of Trust through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

Shareholder:  means DTC or its nominee.  A single global certificate for each ETF Series will be issued in the name of DTC or its nominee.  DTC or its nominee shall be the sole registered holder of ETF Shares of each ETF Series.

Transaction Fee:  means a transaction fee imposed by the Trust and payable by the Authorized Participant in connection with the issuance or redemption of Creation Units.

Transfer Agent:  means Bank acting in the capacity as transfer agent for the ETF Shares of each ETF Series of the Trust.

ETF Agency Services Agreement – March 2010 version

2.           APPOINTMENT.  The Trust hereby appoints Bank to provide services for the Trust, as described hereinafter, subject to the supervision of the Board of Trustees of the Trust (the "Board"), on the terms set forth in this Agreement.  Bank accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 of this Agreement.

3.           REPRESENTATIONS AND WARRANTIES.

(a)           Bank represents and warrants to the Trust that:

(i)             Bank is a national bank duly organized and existing as a banking association under the laws of the United States;

(ii)            Bank is duly qualified to carry on its business in the State of New York;

(iii)           Bank is empowered under applicable laws and by its charter and by-laws to enter into and perform the services described in this Agreement;

(iv)           Bank is a transfer agent registered with the SEC;

(v)            all requisite corporate action has been taken to authorize Bank to enter into and perform this Agreement;

(vi)           Bank has, and shall continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vii)          no legal or administrative proceedings have been instituted or threatened against Bank which would impair Bank’s ability to perform its duties and obligations under this Agreement; and

(viii)         Bank’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Bank or any law or regulation applicable to Bank.

(b)           The Trust represents and warrants to Bank that:

(i)             the Trust is duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)            the Trust is empowered under applicable laws and by its charter document and by-laws to enter into and perform this Agreement;

(iii)           all requisite proceedings have been taken to authorize the Trust to enter into and perform this Agreement;

ETF Agency Services Agreement – March 2010 version

(iv)           the Trust is an open-end management investment company properly registered under the Investment Company Act of 1940, as amended (“1940 Act”);

(v)            a registration statement under the Securities Act of 1933, as amended ("1933 Act") and the 1940 Act on Form N-1A has been filed and shall be effective and shall remain effective during the term of this Agreement, and all necessary filings under the laws of the states shall have been made and shall be current during the term of this Agreement;

(vi)           no legal or administrative proceedings have been instituted or threatened which would impair the Trust's ability to perform its duties and obligations under this Agreement, other than as described in the Trust's registration statement;

(vii)          the Trust’s registration statement complies in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Trust’s prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

(viii)         the Trust's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

4.           DELIVERY OF DOCUMENTS.

The Trust shall promptly furnish to Bank such copies, properly certified or authenticated, of contracts, documents and other related information that Bank may request or require to properly discharge its duties.  Such documents may include but are not limited to the following:

(i)             Resolutions of the Board of Trustees of the Trust authorizing the appointment of Bank to provide certain services to the Trust;

(ii)            the Trust's charter documents;

(iii)           the Trust's by-laws;

(iv)           the Trust's Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC;

(v)           the Trust's Registration Statement including exhibits, as amended;

(vi)           the Trust’s application for the Order of Exemption with respect to the ETF Series and ETF Shares, and the Order of Exemption of the SEC granting the relief requested in the application.

ETF Agency Services Agreement – March 2010 version

(vii)          opinions of counsel regarding the Trust’s securities issuances and auditors’ reports;

(viii)         the Trust's prospectuses and statement of additional information relating to all funds, series, portfolios and classes, as applicable, and all amendments and supplements thereto (such Prospectuses and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented (herein called the "Prospectuses");

(ix)           the Trust’s current and ongoing annual and semi-annual reports; and

(x)            such other agreements as the Trust may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

5.	SERVICES PROVIDED.

Bank shall provide the following services subject to the control, direction and supervision of the Trust’s board and its designated agents and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, charter document and by-laws; applicable laws and regulations; and all resolutions and policies implemented by the Board:

(i)            Transfer Agency Services described in Schedule A to this Agreement;

(ii)           Index Receipt Agent Services and Related Custody Services described in Schedule B to this Agreement, and

(iii)          such other services in connection with ETF Shares as the parties may mutually agree upon in writing.

6.	FEES AND EXPENSES.

(a)           As compensation for the services rendered to the Trust pursuant to this Agreement the Trust shall pay or cause to be paid to the Bank the fees as may be agreed upon in writing from time to time, together with Bank's reasonable out-of-pocket expenses, including, but not limited to, legal fees.  All fees and expenses are to be billed monthly (unless another period is agreed upon) and shall be due and payable upon receipt of the invoice.  Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

ETF Agency Services Agreement – March 2010 version

(b)           Bank shall render, after the close of each month in which services have been furnished, a statement reflecting all of the fees and expenses for such month (or other agreed upon billing period).  Undisputed fees and expenses remaining unpaid after thirty (30) days from the date of receipt of the statement shall bear interest, from the date of the statement to the date of repayment to Bank by the Trust, at the Federal Funds Rate + 200 basis points and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by the Trust to Bank.

(c)           In the event that the Trust is more than sixty (60) days delinquent in payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Trust), this Agreement may be terminated by Bank upon ninety (90) days' written notice to the Trust.  The Trust must notify Bank in writing of any disputed amounts within thirty (30) days of its receipt of the billing for such amounts.  Amounts disputed in good faith are not due and payable while they are being investigated.

7.           INSTRUCTIONS.

(a)           The Trust authorizes Bank to accept and act upon any Instructions received by it without inquiry.  The Trust will indemnify Bank Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against Bank Indemnitees as a result of any action or omission taken in good faith and in accordance with any Instructions or other directions upon which Bank is authorized to rely under the terms of this Agreement.

(b)           Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or suspended.

(c)           Bank may (in its sole discretion and without affecting any part of this Section 7) seek clarification or confirmation of an Instruction from an Authorized Person and may decline to act upon the Instruction if it does not receive clarification or confirmation satisfactory to it.  Bank shall not be liable for any loss arising from any delay while it seeks such clarification or confirmation.

8.           LIMITATIONS OF LIABILITY AND INDEMNIFICATION.

(a)           Bank shall use reasonable care in performing its duties under this Agreement.  Bank shall not be in violation of this Agreement with respect to any matter as to which it has satisfied its duty of reasonable care.

(b)           Bank shall be liable to the Trust for its direct damages, excluding attorneys’ fees, to the extent they result from Bank's negligence, bad faith or willful misconduct in performing its duties as set out in this Agreement.  Nevertheless, under no circumstances shall Bank be liable for any indirect, special or consequential damages (including, without limitation, lost profits) of any form, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

ETF Agency Services Agreement – March 2010 version

(c)           Without limiting subsections (a) and (b) above, Bank shall not be responsible for, and the Trust shall indemnify and hold Bank, its officers, employees and agents harmless from and against, any and all Liabilities, incurred by Bank, any of its officers, employees or agents, or the Trust’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i)             any and all actions of Bank or its officers, employees or agents required to be taken pursuant to this Agreement;

(ii)            the reasonable reliance on or use by Bank or its officers, employees or agents of information, records, or documents which are received by Bank or its officers, employees or agents and furnished to it or them by or on behalf of the Trust, and which have been prepared or maintained by the Trust or any third party on behalf of the Trust;

(iii)           the Trust’s refusal or failure to comply with the terms of this Agreement or the Trust's lack of good faith, or its actions, or lack thereof, involving negligence or willful misconduct;

(iv)           the breach of any representation or warranty of the Trust hereunder;

(v)            the taping or other form of recording of telephone conversations or other forms of electronic communications with the Trust, its agents or any investor or reliance by Bank on telephone or other electronic Instructions of any person acting on behalf of the Trust or an investor for which telephone or other electronic services have been authorized;

(vi)           the reliance by Bank, its officers, employees or agents on any share certificates which are reasonably believed to bear the proper manual or facsimile signature of an officer or agent of the Trust;

(vii)         any delays, inaccuracies, errors in or omissions from information or data provided to Bank by data, corporate action or pricing services, depositories or clearing systems, or securities brokers or dealers;

(viii)         the offer or sale of shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Trust or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;

ETF Agency Services Agreement – March 2010 version

(ix)           any failure of the Trust’s registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in the Trust’s Prospectuses;

(x)            the actions taken by the Trust, the Distributor or by the Trust’s investment advisers in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

(xi)           all actions, omissions, or errors caused by third parties to whom Bank or the Trust have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Trust or the Distributor, or by the Trust’s investment advisers, administrator or sponsor.

Notwithstanding subsections (a) and (b) above, Bank shall have no duty or obligation of reasonable care with respect to any of the activities described in clauses (viii), (ix) (x) or (xi) of this subsection (c).

(d)           The Trust shall defend Bank or, at Trust’s option, settle any claim, demand or cause of action, whether groundless or otherwise, that ETF Shares or any of the services provided herein for the Trust infringes on, violates or misappropriates any patent, copyright, trademark, trade secret or any other proprietary right, and shall indemnify and hold harmless Bank, its officers, employees and agents against all Liabilities, including court and settlement costs incurred by Bank or any of them as a result of or relating to such claim, demand or cause of action (“Third Party Claim”).  Bank shall notify the Trust in writing of any such Third Party Claim, and give the Trust all reasonably necessary information and assistance to defend or settle such Third Party Claim.  Bank may participate in the defense or settlement of the Third Party Claim.

(e)           THIS AGREEMENT HAS BEEN ENTERED INTO BY THE TRUST AND WAS EXECUTED AND DELIVERED BY AN OFFICER THEREOF, WHICH OFFICER WAS ACTING SOLELY IN HIS CAPACITY AS AN OFFICER OF THE TRUST AND NOT IN HIS INDIVIDUAL CAPACITY.  THE OBLIGATIONS OF THIS AGREEMENT ARE BINDING NEITHER ON SUCH OFFICER NOR ON ANY SHAREHOLDER OF THE SERIES OR CLASSES OF THE TRUST INDIVIDUALLY, BUT ARE BINDING ONLY UPON THE ASSETS AND PROPERTY OF THE TRUST OR BELONGING OR ATTRIBUTABLE TO AN SERIES OR CLASS THEREOF.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THE ASSETS AND LIABILITIES OF EACH SERIES OR CLASS OF THE TRUST ARE SEGREGATED PURSUANT TO THE DELAWARE STATUTORY TRUST ACT AND THE 3RD AMENDED AND RESTATED TRUST AGREEMENT OF THE TRUST AND THAT EACH SERIES OR CLASS IS NOT RESPONSIBLE FOR THE OBLIGATIONS OF EACH OTHER SERIES OR CLASS.  ANY PARTY EXTENDING CREDIT TO, CONTRACTING WITH OR HAVING ANY CLAIM AGAINST ANY SERIES OR CLASS OF THE TRUST MAY LOOK ONLY TO THE ASSETS OF SUCH SERIES TO SATISFY OR ENFORCE ANY DEBT WITH RESPECT TO THAT SERIES.   IN ACCORDANCE WITH THE FORGOING, UPON REQUEST OF THE BANK, THE TRUST SHALL PROMPTLY INFORM BANK OF THE PROPER ATTRIBUTION AMONGST THE SERIES OF ANY OUTSTANDING OBLIGATIONS DUE HEREUNDER.  BANK MAY RELY ON SUCH ALLOCATION STIPULATED BY THE TRUST WITHOUT FURTHER INQUIRY OR LIABILITY.

ETF Agency Services Agreement – March 2010 version

(f)            This Section 8 shall survive the termination of this Agreement, regardless of the party that terminated the Agreement or the reason therefor.

9.            TERM AND TERMINATION. This Agreement shall become effective on the date first herein-above written.  The Agreement may be modified or amended from time to time by mutual agreement between the parties hereto.  In the event of the termination of the domestic custody agreement between Bank and the Trust, Bank may terminate this Agreement in whole or in part simultaneously with the transition of the assets to a successor custodian.  Subject to the foregoing, this Agreement shall continue in effect until terminated by either party on at least 90 days prior written notice to the other party.  The terminating party in its notice to the other party shall specify the date of termination.  Upon termination of this Agreement, the Trust shall pay to Bank such compensation and any reasonable out-of-pocket expenses which may become due or payable under the terms of this Agreement as of the date of termination or after the date that the provision of services ceases, whichever is later.

10.          NOTICES.  Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Trust:	FocusShares Trust
210 Summit Avenue, Suite C11
Montvale, NJ 07645
Attention: Erik Liik
Telephone:
Fax:

With a copy to:	Andrew C. Small c/o Scottrade, Inc.
[Address]

If to Bank in its capacity as Transfer Agent to:

JPMorgan Chase Bank
303 Broadway, Floor 09
Cincinnati, OH 45202-4220
Attention: David Kelley
Telephone: 513-878-4015
Fax: 513-878-4190

ETF Agency Services Agreement – March 2010 version

If to Bank in its capacity as Index Receipt Agent to:

JPMorgan Chase Bank
4 New York Plaza, 17th Floor
New York, New York 10004
Attention: Adrian Dmytrenko
Telephone: 212-623-8630
Fax: 212-623-3164

If to Bank in its capacity as Custodian, as provided for in the Custody Agreement.

11.          WAIVER.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver must be in writing signed by the waiving party.

12.          FORCE MAJEURE.  Bank shall maintain and update from time to time business continuation and disaster recovery procedures with respect to its Transfer Agent, Index Receipt Agent and domestic custody business that it determines from time to time meet reasonable commercial standards.  Bank shall have no liability, however, for any damage, loss or expense of any nature that the Trust may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except to the extent that such fraud or forgery is attributed to Bank or to Bank's employees), malfunction of equipment or software (except to the extent such malfunction is primarily attributable to Bank’s failure to adequately maintain the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of Bank (including without limitation, the non-availability of appropriate foreign exchange).

13.          AMENDMENTS.  This Agreement may be modified or amended from time to time by mutual written agreement between the parties.  No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

14.          ASSIGNMENT.  Bank may not assign and delegate this Agreement and its rights and obligations hereunder without the prior written consent of the other party, except that any corporation or banking association into which Bank may be merged or with which Bank may be consolidated, or any corporation or banking association resulting from any merger or consolidation to which Bank shall be a party, or any corporation or banking association succeeding to Bank’s corporate custody business, shall succeed to all Bank’s rights, obligations and immunities hereunder without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

15.          SEVERABILITY.  If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

ETF Agency Services Agreement – March 2010 version

16.          GOVERNING LAW AND JURISDICTION.  This Agreement shall be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws.  The United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement.  If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, NY shall have sole and exclusive jurisdiction.  Either of these courts shall have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum.  The parties agree to submit to the jurisdiction of either of the courts specified and to accept service of process to vest personal jurisdiction over them in such courts.  The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

17.          USE OF BANK NAME.  The Trust shall not use Bank's name in any offering material, shareholder report, advertisement or other material relating to the Trust, other than for the purpose of merely identifying and describing the functions of Bank hereunder, in a manner not approved by Bank in writing prior to such use; provided, however, that Bank shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

18.          COUNTERPARTS.  This Agreement may be executed in counterparts each of which shall be an original and together shall constitute one and the same agreement.

19.          HEADINGS.  Headings are for convenience only and are not intended to affect interpretation.  References to sections are to sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

20.          ENTIRE AGREEMENT.  This Agreement, including the Schedules and Exhibits, and also including the Custody Agreement to the extent custody services are provided in conjunction with Index Receipt Agent services for ETF Shares, sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to the services provided herein for ETF Shares, whether oral or written.

ETF Agency Services Agreement – March 2010 version

N WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

FOCUSSHARES TRUST

By:

Name:

Title:

JPMORGAN CHASE BANK, N.A.

By:

Name:

Title:

ETF Agency Services Agreement – March 2010 version

AGENCY SERVICES AGREEMENT

SCHEDULE A

 TRANSFER AGENCY SERVICES
FOR ETF SERIES

Following are the transfer agent services that shall be provided by Bank for the Trust in its capacity as Transfer Agent for each ETF Series.

A.           Issuance and Redemption of ETF  Shares of each ETF Series.

1.           Pursuant to such issuance orders that Index Receipt Agent shall receive from the Trust or its agent, Transfer Agent shall register the appropriate number of book entry only ETF Shares in the name of DTC or its nominee as the sole shareholder (the “Shareholder”) for each ETF Series and deliver the shares of the applicable ETF Series in Creation Units on the business day next following the trade date (T+1) to the DTC Participant Account of the Custodian for settlement.  It is understood and agreed that Bank, in its capacity as Transfer Agent, Index Receipt Agent or Custodian, shall not be responsible for determining whether any order, if accepted, shall result in the depositor of the Creation Deposit owning or appearing to own eighty percent (80%) or more of the outstanding ETF Shares of such ETF Series.

2.           Pursuant to such redemption orders that Index Receipt Agent shall receive from the Distributor on behalf of the Trust or other designated agent of the Trust, Transfer Agent shall redeem the appropriate number of ETF Shares of the applicable ETF Series in Creation Units that are delivered to the designated DTC Participant Account of Custodian for redemption and debit such shares from the account of the Shareholder on the register of the applicable ETF Series.

3.           Transfer Agent shall issue ETF Shares of the applicable ETF Series in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive.  Beneficial ownership of ETF Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Transfer Agent.  In issuing ETF Shares of the applicable ETF Series through DTC to a purchaser, Transfer Agent shall be entitled to rely upon the latest Instructions that are received from the Trust or its agent by the Index Receipt Agent (as set forth in Schedule B, Section A. Subsection 3(b) of this Agreement) concerning the issuance and delivery of such shares for settlement.

4.           Transfer Agent shall not issue any ETF Shares for a particular ETF Series where it has received an Instruction from the Trust or written notification from any federal or state authority that the sale of the ETF Shares of such ETF Series has been suspended or discontinued, and Transfer Agent shall be entitled to rely upon such Instructions or written notification.

ETF Agency Services Agreement – March 2010 version

5.           Upon the issuance of ETF Shares of any ETF Series as provided herein, Transfer Agent shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Trust in connection with such issuance.

6.           ETF Shares of any ETF Series may be redeemed in accordance with the procedures set forth in the Prospectus of the Trust and in the Authorized Participant Agreement and Bank shall duly process all redemption requests.

B.	Payment of Dividends and Distributions on ETF Shares of each ETF Series.

1.           Bank shall prepare and make payments for dividends and distributions declared by the Trust on behalf of the ETF Series.

2.           The Trust or its designated agent shall promptly notify both the Custodian and the Transfer Agent of the declaration of any dividend or distribution in respect of each ETF Series.  The Trust shall furnish to Bank a statement signed by an Authorized Person:  (i) indicating that dividends have been declared on a specific periodic basis and Instructions specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which the Shareholder shall be entitled to payment, the total amount payable to the Shareholder and the total amount payable to Bank as Transfer Agent on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by ETF Series, the date of payment thereof, the record date as of which the Shareholder is entitled to payment, and the amount payable per share to the Shareholder as of that date and the total amount payable to Transfer Agent on the payment date.  The Trust’s Board of Trustees shall approve the Authorized Persons to provide such information to Bank.

3.           Upon its receipt from the Trust of the information set forth in Subsection 2 immediately above, the Fund Administrator, based upon the amount of ETF Shares outstanding on its books and records, shall calculate the total dollar amount of the dividend or distribution on each ETF Series and notify the Trust of this amount.  The Trust shall verify this total dollar amount as calculated by the Fund Administrator.  Provided the Trust is in agreement with the Fund Administrator, the Trust shall instruct the Custodian to place in a dividend disbursing account maintained by the Transfer Agent funds equal to the total cash amount of the dividend or distribution to be paid out in respect of each ETF Series.  Should Custodian determine that it does not have sufficient cash in the Custody Account to pay the total amount of the dividend or distribution to the Transfer Agent, Custodian shall advise the Trust and the Trust shall either adjust the rate of the dividend or distribution or provide additional cash to Custodian for credit to the dividend disbursing account maintained by Transfer Agent.  The Transfer Agent shall credit such dividend or distribution to the account of the Shareholder.

ETF Agency Services Agreement – March 2010 version

4.           Should Transfer Agent not receive from Custodian sufficient cash to make payment as provided in the immediately preceding Subsection, Transfer Agent or Custodian shall notify the Trust, and Transfer Agent shall withhold payment to the Shareholder until sufficient cash is provided to Bank and Bank shall not be liable for any claim arising out of such withholding.

C.	Recordkeeping.

1.           Bank shall create and maintain such records in accordance with laws, rules and regulations applicable to Bank as a registered transfer agent.  All records shall be available for inspection and use by the Trust.  Bank shall maintain such records for at least six years or for such other period as Bank and the Trust may mutually agree.

2.           Upon reasonable notice by the Trust, Bank shall make available during regular business hours all records and other data created and maintained by Bank as Transfer Agent for reasonable audit and inspection by the Trust, or any person retained by the Trust.

3.           Bank shall record the issuance of ETF Shares of each ETF Series and maintain, pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of ETF Shares of each ETF Series that are authorized, based upon data provided to Bank by the Trust or the  ETF Series, issued and outstanding.  Also, Bank shall provide the Trust on a regular basis with the total number of ETF Shares authorized, issued and outstanding in respect of each ETF Series but shall not be responsible for, when recording the issuance of ETF Shares, monitoring the issuance of such shares or compliance with any laws relating to the validity of the issuance or the legality of the sale of such shares.

D.          Establish Procedures.

Procedures applicable to the transfer agent services to be performed hereunder may be established from time to time by agreement between the Trust and Bank.  Bank shall have the right to utilize any shareholder accounting and record-keeping systems that, in its opinion, enables it to perform any services to be performed hereunder.

ETF Agency Services Agreement – March 2010 version

AGENCY SERVICES AGREEMENT

SCHEDULE B

INDEX RECEIPT AGENT SERVICES
AND RELATED CUSTODY SERVICES FOR ETF SERIES

Following are the Index Receipt Agent services that shall be provided by Bank for the Trust in respect of each Fund and their respective ETF Series.  Bank shall perform these services as Index Receipt Agent in conjunction with the custody services that are currently provided by Bank, as Custodian, to each Fund under the terms of the Custody Agreement.  Bank shall be entitled to all the protective provisions in the Custody Agreement in respect of its duties and its performance as Index Receipt Agent and Custodian for the settlement of issuances and redemptions of Creation Units of each ETF Series.  If there are any inconsistencies between the terms of the Custody Agreement and the terms herein with respect to processing, clearance and the settlement of issuance and redemption orders for ETF Shares of each ETF Series the terms herein shall govern.

A.           Index Receipt Agent Services.

1.           Bank, with the assistance of the Trust, shall make application to NSCC to be the Index Receipt Agent on behalf of the Trust and each ETF Series for the processing, clearance and the settlement of issuance and redemption orders for ETF Shares of each ETF Series and Creation Deposits through the facilities of NSCC and DTC.

2.           The Distributor, on behalf of the Trust, shall enter into an Authorized Participant Agreement with each Authorized Participant, which shall be delivered to the Bank and which Bank, in its capacity as Index Receipt Agent, shall acknowledge.

3.           In connection with the procedures that may be established from time to time between Bank and the Trust on behalf of each ETF Series for the processing, clearance and settlement of the issuance and redemption of Creation Units through the Clearing Process, Bank shall:

(a)           receive from the Investment Adviser daily, a computer generated file that is in form and substance acceptable to NSCC containing a list of the Deposit Securities (if applicable) for each ETF Series, (ii) receive from the Order Taker daily, a computer generated file that is in form and substance acceptable to NSCC containing the Balancing Amount and the Transaction Fee for each ETF Series and (iii) transmit both files as received from the Investment Adviser and Order Taker  to NSCC;

ETF Agency Services Agreement – March 2010 version

(b)           receive from the Distributor on each trade date a computer generated file that is in form and substance acceptable to NSCC and that contains issuance orders from Authorized Participants that have been received and accepted by the Distributor on behalf of the Trust and each ETF Series, for the issuance of Creation Units against delivery of Deposit Securities and a Cash Component; transmit the file of issuance orders as received from the Distributor to NSCC; receive back from NSCC the file of issuance orders enhanced with NSCC generated prices for the Deposit Securities contained in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such issuance orders, instruct the Transfer Agent to issue the appropriate number of ETF Shares of the applicable ETF Series for deposit to the Custodian’s DTC Participant Account;

(c)           receive from the Distributor on each trade date a computer generated file that is in form and substance acceptable to NSCC and that contains redemption orders from Authorized Participants that have been received and accepted by the Distributor on behalf of the Trust for each Fund; transmit the file of redemption orders as received from the Distributor to NSCC; receive back from NSCC the file of redemption orders enhanced with NSCC generated prices for the Redemption Securities that are in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such redemption orders, instruct the Transfer Agent to redeem the appropriate number of ETF Shares of the applicable ETF Series in Creation Units and reduce the account of the Shareholder accordingly; and

(d)           at the appropriate times, cause to be paid over to Authorized Participants Balancing Amounts on the issuance or redemption of Creation Units, as instructed by the Distributor or the Trust on behalf of each ETF Series.

4.           The Trust understands and agrees that all risk associated with the processing, clearance and settlement of the issuance and redemption of ETF Shares, Deposit Securities and Redemption Securities and cash through the Clearing Process shall be that of the Trust and each ETF Series irrespective of whether in effecting such issuances and redemptions for the Trust on behalf of each ETF Series through the Clearing Process, Bank, as a member of NSCC, is acting as principal or as agent; and, in respect hereof, the Trust and each ETF Series, shall be bound by all the rules and procedures of NSCC and DTC as though it were the member or participant of such clearing and settlement systems.

B.           Outside the Clearing Process.

1.           The following transactions shall be handled Outside the Clearing Process:

(i)	any issuance or redemption of Creation Units that the Trust, its Distributor or another authorized agent shall instruct Bank to settle Outside the Clearing Process; and

(ii)
any security issue that is part of a Creation Deposit or redemption of Creation Units and that according to NSCC rules is deemed to be ineligible for the Clearing Process, including securities that are not eligible to be settled through DTC.

ETF Agency Services Agreement – March 2010 version

2.           All such transactions shall be effected by Bank on a delivery versus payment and receive versus payment basis through DTC and according to DTC’s rules, and the Trust or the ETF Series shall provide to Bank the information and terms that are necessary to settle each transaction, including the cash value of each security settlement, unless the Trust or the ETF Series Instruction is that delivery is to be made free of payment; provided, however, that any security that is not DTC eligible shall be settled as a window delivery pursuant to street practice.  All such transactions shall be effected by Bank as Custodian and subject to the terms of the Custody Agreement.

C.           Settlement of Cash Component.

Any Cash Component to a particular transaction shall be handled over the funds transfer wire (Fedwire) or as part of Bank’s overall daily net cash settlement at DTC.

D.	Creation Deposits through the Clearing Process: Allocation of Fails; Posting of Accounts.

1.             The Trust recognizes that fails to receive (including partial fails) may occur from time to time with respect to one or more of the security issues in a basket of Deposit Securities settled through the Clearing Process.  The Trust acknowledges and agrees that, whenever a fail to receive shall occur on a settlement date, Bank shall book to a single control account maintained for all funds for which Bank provides Index Receipt Agent services (the “Control Account”), the quantity of the security that it failed to receive (each such fail a “short receive position”) and the cash value of that short position that it receives from NSCC (and that NSCC, pursuant to its rules, marks to market daily) pending settlement.  Bank shall not post to any ETF Series account any cash that it receives from NSCC on a short receive position pending settlement.

2.             Bank shall make available to the Trust a daily listing of all short receive positions that are in the Control Account and that relate to any ETF Series.  Bank will allocate daily, on a pro-rata or other basis deemed by it to be fair and equitable, short receive positions in the same security that is common to the securities accounts of such ETF Series and to the securities accounts of such other funds for which Bank is acting as Index Receipt Agent.  The Trust agrees that any such allocation shall be conclusive on the Trust and the affected ETF Series.  When the Deposit Securities that are subject of the short receive positions are received by Bank, they will be credited by Bank on a FIFO basis to the custody accounts of the applicable funds. Bank shall not process a securities transaction in a security having a short receive position in the Control Account to the extent the Trust does not have a sufficient quantity of that security in its ETF Series accounts with Bank to settle the transaction.  Custodian shall post Deposit Securities to the applicable ETF Series custody accounts on a contractual settlement basis pursuant to the terms of the Custody Agreement.

ETF Agency Services Agreement – March 2010 version

3.           Should a short receive position in a security remain in the Control Account for two (2) or more NSCC business days, Bank may elect to exercise NSCC’s buy-in rules with respect to that short position.  If an ETF Series needs to sell a short security in its account, the Trust may request that Bank exercise a buy-in of the short security under applicable NSCC rules.

E.	Redemptions through the Clearing Process: Delivery Fails; Posting of Cash.

1.           The Trust recognizes that on the redemption of Creation Units of an ETF Series through the Clearing Process Bank, on behalf of the applicable ETF Series, is obligated to deliver to NSCC on the settlement date the required type and amount of Redemption Securities to redeem the Creation Units of the applicable ETF Series.  It shall be the responsibility of the Trust and each ETF Series to maintain in the custody account the required type and amount of Redemption Securities for the redemption of Creation Units of each ETF Series.   Should the custody account of an ETF Series for any reason (for example, through the Trust’s participation in a securities lending program on behalf of the ETF Series) have a short position in respect of any of the securities issues comprising the basket of Redemption Securities (a “short delivery position”) with the result that, on settlement date, Bank is unable to deliver a sufficient quantity of the Redemption Securities to NSCC, the Trust acknowledges that Bank shall be obligated under NSCC’s rules to fund the short delivery position with cash pending delivery of the quantity of securities needed to cover the short delivery position. Bank shall be entitled to charge to the account of the applicable ETF Series the amount of cash needed to cover the short delivery position.  In the event that Bank advances its own funds to cover an ETF Series short delivery position, Bank, in its discretion, may charge the applicable EFT Series interest on the amount of the advance at the rate that Bank charges for advances of a similar nature to similar customers of Bank, unless Bank and the Trust have mutually agreed in writing upon another rate.

2.           In the event that Bank shall have advanced its own funds to cover a short delivery position at NSCC for an ETF Series, Bank shall have, to the extent of the amount of the advance, a security interest in the securities that remain in the ETF Series custody account and Bank shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code.  Nothing herein or in the Custody Agreement shall be construed to mandate that Bank, acting as Index Receipt Agent for the Trust and each ETF Series, effect redemptions of Creation Units where Bank, acting in good faith, believes that it may not be repaid an advance by the Trust or the ETF Series or otherwise not receive from the ETF Series delivery of the Redemption Securities that are the subject of a short delivery position.

F.	Establish Procedures.

The Trust and Bank, from time to time, may establish written procedures for the processing and settlement and related activities effected for ETF Shares of each ETF Series through the Clearing Process and Outside the Clearing Process.

ETF Agency Services Agreement – March 2010 version

AGENCY SERVICES AGREEMENT

EXHIBIT A

LIST OF ETF SERIES

1.	FOCUS Morningstar US Market Index ETF
2.	FOCUS Morningstar Large Cap Index ETF
3.	FOCUS Morningstar Mid Cap Index ETF
4.	FOCUS Morningstar Small Cap Index ETF
5.	FOCUS Morningstar Basic Materials Index ETF
6.	FOCUS Morningstar Communications Services Index ETF
7.	FOCUS Morningstar Consumer Cyclical Index ETF
8.	FOCUS Morningstar Consumer Defensive Index ETF
9.	FOCUS Morningstar Energy Index ETF
10.	FOCUS Morningstar Financial Services Index ETF
11.	FOCUS Morningstar Health Care Index ETF
12.	FOCUS Morningstar Industrials Index ETF
13.	FOCUS Morningstar Real Estate Index ETF
14.	FOCUS Morningstar Technology Index ETF
15.	FOCUS Morningstar Utilities Index ETF